Exhibit 10.1

OSR Holdings, Inc.

10900 NE 4th Street, 2300 Bellevue, WA 98004

July 24. 2025

This Term Sheet outlines the preliminary, non-binding terms for the proposed transaction involving the acquisition of Woori IO Co., Ltd. (“WORIO”) by OSR Holdings Co., Ltd. (“OSRK”) through a comprehensive share exchange (the “Share Exchange”) whereby WORIO shall become a wholly- owned subsidiary of OSRK. This Term Sheet is for discussion purposes only and does not constitute a legally binding agreement, except for the sections explicitly stated as binding. Final terms will be subject to due diligence, satisfaction of mutually agreed conditions precedent, and the negotiation and execution of definitive agreements conducted in good faith.

Terms Sheet

Transaction Parties	OSR Holdings Co., Ltd. (“OSRK”),
Woori IO Co., Ltd. (“WORIO”),
OSR Holdings, Inc. (“OSRH”),
or collectively “Parties”

Transaction Structure	Acquisition of WORIO by OSRK through the Share Exchange to make WORIO a wholly owned subsidiary of OSRK.

Transaction Details	-	WORIO shareholders receiving newly issued shares of OSRK through the Share Exchange may convert them into the shares of common stock of OSRH within 3 years from the closing date of the Share Exchange.

-	Exchange Ratio: 1 share of OSRK = 12.96 shares of OSRH, contingent on OSRH share price reaching $10.00 at least once in the 3-year period as traded on NASDAQ. If the OSRH share price does not reach $10.00 within such 3 year period, the terms of the Share Exchange including the Exchange Ratio shall be renegotiated between the Parties.

-	The Share Exchange shall also be subject to the completion of a merger between WORIO and Plexense Co., Ltd.

Exclusivity/No-Shop	WORIO, shall for a period of six (6) months from the full execution of this Term Sheet by all Parties (the “Exclusivity Period”), not: (i) solicit, initiate, encourage, enter into, conduct, engage in or continue, any discussions, or enter into any agreement or understanding, with any other person or entity, regarding the transfer, directly or indirectly, of any capital stock of or any other interest in WORIO or any of its assets, or (ii) disclose any non- public information relating to WORIO or afford access to its properties, books or records to any other person or entity that has expressed an interest in acquiring an interest in WORIO. If during the Exclusivity Period, WORIO receives any request for information, indication of interest, offer or proposal from any person or entity that may have a bona fide interest in acquiring an interest in WORIO, WORIO will promptly notify OSRK the fact of the same. WORIO shall cease or cause its representatives to immediately discontinue any ongoing discussions or negotiations relating to the possible acquisition by any person or entity of any interest in WORIO or any of its assets other than by OSRK. Notwithstanding anything to the contrary contained in this paragraph, the Parties acknowledge that WORIO shall not be bound by this paragraph for the purpose of a potential minority interest transaction with Samsung Electronics Co., Ltd. or its affiliated entities. WORIO acknowledges and agrees that, in addition to all other remedies available at law or otherwise to OSRK, OSRK shall be entitled to equitable relief (including an injunction and specific performance) as a remedy for any breach of this paragraph.

Due Diligence Period and Expenses	-	During the Exclusivity Period, all necessary due diligences, including financial and legal due diligences will be conducted.

-	If the transaction closes, OSRK shall solely bear all due diligence related expenses.

-	If the transaction is terminated without closing for any reason, the costs will be split 50/50 between OSRK and WORIO.

Other Provisions	-	Media and Public Announcements: All external communications including press releases, media statements, interviews, and social media disclosures regarding the signing of this Term Sheet or any significant progress must be mutually agreed in advance by all Parties.

-	Special Provision Considering Existing Partnerships with Samsung Electronics (“Samsung”): In consideration of ongoing technology collaboration, supply agreement, or joint development projects with Samsung, if the proposed transaction is deemed to materially impact that relationship, separate mutual consultations will be required.

No Binding Effect	Except for the paragraphs relating to Exclusivity/No-Shop, Due Diligence Period and Expenses, Other Provisions and the terms of the “Exchange Ratio,” this Term Sheet is a non-binding, preliminary indication of interest, is not a commitment or a promise of performance and is subject in all respects to the consummation, execution and delivery of definitive agreements on terms that are mutually acceptable to all Parties. This Term Sheet does not set forth all the terms and conditions that may be set forth in the definitive agreements but provides a framework for negotiation and discussion of such terms.

{Signature Page Follows}

IN WITNESS, WHEREOF, the Company has caused this Term Sheet to be signed in its name by its duly authorized officer this 24th day of July 2025.

OSR Holdings, Inc.
10900 NE 4th Street, Suite 2300
Bellevue, WA, 98004

By:	/s/ Kuk Hyoun Hwang
Kuk Hyoun Hwang
Chief Executive Officer

Woori IO
508 Jeonju Advanced Venture Complex
67 Yusang-ro, Deokjin-gu
Jeonju-si, S.Korea

By:	/s/ Sunkie Park
Sunkie Park
Chief Executive Officer

OSR Korea, Ltd
B-dong, 3F, 37-36 Hoedong-gil, Paju-si,
Gyeonggi-do, S.Korea

By:	/s/ Gihyoun Bang
Gihyoun Bang
Representative Director

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